Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations of Insituform Technologies, Inc. (“Insituform”), The Bayou Companies, L.L.C. and its related entities (“Bayou”) or Corrpro Companies, Inc. and its subsidiaries (“Corrpro”) actually would have been if the Bayou and Corrpro acquisitions had been completed as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Insituform after consummation of the acquisitions.

Pro forma adjustments related to the unaudited pro forma condensed combined statements of earnings give effect to certain events that are (i) directly attributable to the acquisitions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the Bayou acquisition and Corrpro acquisition, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates and is subject to a number of uncertainties relating to the Bayou and Corrpro acquisitions and related matters, including, among other things, estimates, assumptions and uncertainties regarding (1) the estimated fair values of certain assets and liabilities acquired, which are sensitive to assumptions and market conditions and (2) the actual amount of goodwill that will arise from the acquisitions.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 Revised (“SFAS No. 141(R)”), which replaced SFAS No. 141, “Business Combinations” (“SFAS No. 141”), for periods beginning on or after December 15, 2008, but retains the fundamental requirement in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the “purchase method”) be used for all business combinations. The requirements of this standard have been reflected in the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Financial Information for Insituform, Corrpro and Bayou

The following unaudited pro forma condensed combined financial information has been prepared by our management and gives pro forma effect to the completion of the acquisitions of Corrpro, Bayou and the Bayou noncontrolling interests, the application of the proceeds from Insituform’s public offering of common stock completed on February 17, 2009 (the “Offering”) and the incurrence of additional indebtedness in each case as if they occurred on January 1, 2008 for statement of earnings purposes and December 31, 2008 for balance sheet purposes.

The unaudited pro forma condensed combined statements of earnings combine the historical consolidated statements of earnings of Insituform, Corrpro and Bayou, giving effect to the transactions as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Insituform, Corrpro and Bayou, giving effect to the transactions as if they had been consummated on December 31, 2008. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the historical financial statements of Insituform filed with the Securities and Exchange Commission (“SEC”), historical financial statements of Bayou and Corrpro filed herein or incorporated by reference and “Management Discussion and Analysis of Financial Condition and Results of Operations of Insituform” included in Insituform’s Annual Report on Form 10-K, as filed with the SEC on March 2, 2009 and Quarterly Report on Form 10-Q as filed with the SEC on May 7, 2009.

The acquisitions are treated herein as a purchase of Corrpro and Bayou by Insituform, with Insituform as the acquiring entity in accordance with SFAS No. 141(R). Accordingly, goodwill arising from the acquisitions will be determined as the excess of the acquisition cost of each of Corrpro and Bayou over the fair value of their respective net assets acquired. In the unaudited pro forma condensed combined balance sheet, Insituform’s cost to acquire each of Corrpro and Bayou has been allocated to the assets acquired and liabilities assumed based upon Insituform’s preliminary estimate of their respective fair values as of the date of acquisition.

Definitive allocations have not been completed and continue to be refined based upon certain valuations and other studies after the closing dates of the acquisitions. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value subsequent to the closings of the acquisitions. Thus, the final purchase allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.

Each of Insituform and Bayou has a fiscal year end of December 31 and Corrpro has a fiscal year end of March 31. The pro forma condensed combined financial information presented herein combines the results of operations of Insituform and Bayou for the year ended December 31, 2008 with the results of operations of Corrpro for the twelve months ended December 31, 2008. Accordingly, Corrpro’s results of operations include the fourth quarter ended March 31, 2008 and the nine months ended December 31, 2008.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisitions.

Insituform’s tax rate could potentially increase subsequent to the closing of the acquisitions as a result of a change in the jurisdictions in which Insituform will conduct its operations. As a result, Insituform is in the process of assessing whether a higher blended tax rate will be required to be applied to its taxable income, which could increase its effective tax rate and cash paid for taxes on a prospective basis.

Bayou historically operated as a Subchapter S corporation for tax purposes, and as such did not accrue income taxes in its historical financial statements. The unaudited pro forma condensed combined financial information reflects the taxation of Bayou as a taxable entity for all periods presented as the newly formed subsidiary of Insituform that will purchase the business of Bayou will be taxed as a C-corporation.

Based on Insituform’s review of the summary of significant accounting policies disclosed in the financial statements of Corrpro and Bayou, the nature and amount of any adjustments to the historical financial statements of Corrpro and Bayou to conform their accounting policies to those of Insituform are not expected to be significant.

Insituform incurred certain non-recurring expenses of $3.7 million in connection with the acquisitions of Bayou and Corrpro. In addition, Insituform paid fees in the amount of $7.7 million in connection with the Offering. These expenses are reflected in the pro forma condensed combined balance sheet as of December 31, 2008 as an adjustment to cash and equity (see notes (b) and (i)), but are not reflected in the pro forma condensed combined statements of earnings for the year ended December 31, 2008, as they are not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Combined Balance Sheet for Insituform, Corrpro and Bayou

	As of December 31, 2008
	Insituform	Corrpro (a)	Bayou (a)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$99,321	$6,272	$2	$(30,876	)(b)	$74,719
Restricted cash	1,829	—	—	—		1,829
Receivables, net	97,257	33,350	22,555	—		153,162
Retainage	21,380	1,352	—	—		22,732
Costs and estimated earnings in excess of billings	37,224	5,720	283	—		43,227
Inventories	16,320	12,262	4,212	2,716	(c)	35,510
Prepaid expenses and other assets	37,637	2,082	2,078	—		41,797
Current assets of discontinued operations	13,704	—	—	—		13,704

Total current assets	324,672	61,038	29,130	(28,160)		386,680

Property, plant and equipment, less accumulated depreciation	71,423	7,313	32,872	21,415	(d)	133,023
Other assets
Goodwill	122,961	14,174	—	44,166	(b)	181,301
Identified intangible assets	10,353	380	—	65,460	(e)	76,193
Investments	—	—	8,400	11,081	(f)	19,481
Other assets	14,054	3,263	1,143	(2,157	)(g)	16,303

Total other assets	147,368	17,817	9,543	118,550		293,278

Non-current assets of discontinued operations	5,843	—	—	—		5,843

Total Assets	$549,306	$86,168	$71,545	$111,805		$818,824

Liabilities
Current liabilities
Current maturities of long-term debt	$—	$10,010	$4,064	$15,926	(g)	$30,000
Notes payable	938	—	6,596	(5,096	)(g)	2,438
Accounts payable and accrued expenses	97,593	24,631	9,065	—		131,289
Billings in excess of costs and estimated earnings	9,596	2,489	850	—		12,935
Current liabilities of discontinued operations	1,541	—	—	—		1,541

Total current liabilities	109,668	37,130	20,575	10,830		178,203
Long-term debt, less current maturities	65,000	12,204	15,469	12,953	(g)	105,626
Other long-term liabilities	2,831	7,759	1,474	25,530	(h)	37,594
Non-current liabilities of discontinued operations	818	—	—	—		818

Total Liabilities	178,317	57,093	37,518	49,313		322,241

Total Equity	370,989	29,075	34,027	62,492	(i)	496,583

Total Liabilities and Equity	$549,306	$86,168	$71,545	$111,805		$818,824

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings for Insituform, Corrpro and Bayou

	For the Year Ended December 31, 2008
	Insituform	Corrpro (a)	Bayou (a)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except share data)
Statement of Earnings Data:
Revenues	$536,664	$188,111	$132,778	$—		$857,553
Cost of revenues	407,067	134,159	104,399	—		645,625

Gross profit	129,597	53,952	28,379	—		211,928
Operating expenses	95,715	41,653	15,772	7,234	(j)	160,374

Operating income	33,882	12,299	12,607	(7,234)		51,554
Total other income (expense)	(10)	(2,001)	395	3,579	(k)	1,963

Income before taxes on income (tax benefits)	33,872	10,298	13,002	(3,655)		53,517
Taxes on income (tax benefits)	8,625	1,397	1,846	1,799	(l)	13,667

Income before noncontrolling interests and equity in earnings (losses) of affiliated companies	25,247	8,901	11,156	(5,454)		39,850
Noncontrolling interests	(925)	—	(1,283)	1,283	(i)	(925)
Equity in earnings (losses) of affiliated companies	(246)	—	5,338	(415	)(m)	4,677

Income from continuing operations	$24,076	$8,901	$15,211	$(4,586)		$43,602

Earnings per share from continuing operations:
Basic	$0.87					$1.15
Diluted	$0.86					$1.13

Weighted average shares outstanding:
Basic	27,537,702			10,499,016	(n)	38,036,718
Diluted	28,179,931			10,499,016	(n)	38,678,947

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings for Insituform, Corrpro and Bayou

(dollars in thousands, except share data)

(a) Certain reclassifications have been made to the historical presentation of Corrpro and Bayou to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of earnings. Each of Insituform and Bayou has a fiscal year end of December 31 and Corrpro has a fiscal year end of March 31. Accordingly, Corrpro results of operations include the fourth quarter ended March 31, 2008 and the nine months ended December 31, 2008.

(b) Reflects the adjustment for the net proceeds from the Offering, the proposed new credit facility (consisting of a term loan and a new line of credit) and the use of the proceeds to fund the transactions as follows:

Offering	$134,550
Term loan	50,000
Line of credit	20,000
Transaction costs—acquisitions	(3,731)
Transaction costs—common stock offering	(7,725)
Purchase of Corrpro	(91,549)
Purchase of Bayou (including the purchase of Bayou noncontrolling interests)	(132,419)
Bayou cash not acquired	(2)

Pro forma adjustment to cash	$(30,876)

Insituform issued 10,350,000 common shares in the Offering at a market price of $13.00 per share. Insituform also issued 149,016 common shares to the holders of the Bayou Noncontrolling Interests at an average share price of $16.78 per share. The fair value of the total acquisition cost is as follows:

	Corrpro	Bayou	Total
Cash consideration	$91,549	$132,419	$223,968
Issuance of Insituform shares to Bayou’s noncontrolling interest shareholders (149,016 at $16.78 per share)	—	2,500	2,500
Six-month note payable to sellers	—	1,500	1,500
Estimated holdback payments to Bayou shareholders	—	5,000	5,000

Total acquisition cost	$91,549	$141,419	$232,968

The Corrpro purchase price consists of cash consideration payable to the Corrpro shareholders of $66,149 and $25,400 used for the repayment of certain indebtedness of Corrpro at closing and reflecting certain additional liabilities of Corrpro. As a result, the total acquisition cost for Corrpro was $91,549.

The asset purchase agreement relating to the Bayou acquisition contains a holdback provision based on annual EBITDA targets for 2009, 2010 and 2011. The estimated payments under the holdback provision are reflected at their estimated fair value of $5,000 as part of the acquisition consideration. Any differences between the final determined fair value and the actual payments under the holdback provision will be recorded in the Company’s statement of earnings.

Insituform has not completed its assessment of the fair value of assets acquired and liabilities of Corrpro and Bayou. The table below represents a preliminary assessment of the total acquisition cost to the tangible and intangible assets and liabilities of Corrpro and Bayou based on management’s preliminary estimate of their respective fair values:

	Corrpro	Bayou	Total
Preliminary pro forma acquisition consideration allocation:
Net assets acquired	$37,945	$59,528	$97,215
Inventory fair value adjustment	2,716	—	2,716
Property, plant and equipment fair value adjustments	3,471	17,944	21,415
Identified intangible assets acquired	33,350	32,110	65,460
Investments fair value adjustment	—	11,081	11,081
Deferred tax liabilities adjustment	(15,420)	(8,097)	(23,517)
Goodwill	29,487	28,853	58,598

Total acquisition cost allocated	$91,549	$141,419	$232,968

Reconciliation of the pro forma goodwill adjustment:

Corrpro preliminary pro forma acquisition goodwill	$29,487
Elimination of Corrpro pre-acquisition goodwill	(14,174)
Bayou preliminary pro forma acquisition goodwill	28,853

Total pro forma goodwill adjustment	$44,166

(c) Historical inventory values of Corrpro have been adjusted by $2,716 to their estimated fair value as discussed in note (b) above.

(d) Historical property, plant and equipment values of Corrpro and Bayou have been adjusted by $3,471 and $17,944, respectively, to their estimated fair value for a total of $21,415 as discussed in note (b) above.

(e) Reflects the estimated fair value of identified intangible assets to be acquired including customer relationships, trademarks and trade names, non-compete agreements and backlog as follows:

	Estimated Useful Life (in years)	Corrpro	Bayou	Total
Customer relationships	15.0	$27,100	$24,460	$51,560
Trademarks and trade names	20.0	4,900	5,320	10,220
Non-compete agreements	3.0	800	230	1,030
Backlog	1.5	550	830	1,380
Leases	21.6	—	1,270	1,270

Total		$33,350	$32,110	$65,460

(f) Reflects the estimated fair value adjustment to Bayou’s equity method investments as follows:

Property, plant and equipment fair value adjustments	$1,083
Identified intangible assets acquired	6,930
Goodwill	3,068

Total investments adjustment	$11,081

(g) To complete the acquisitions, Insituform entered into, in addition to the Offering, a new credit facility consisting of a $50 million term loan and a $50 million revolving line of credit, of which $20 million has been borrowed to complete the acquisitions. The increase in debt is partially offset as the sellers of Corrpro and Bayou will settle notes payable and long-term debt with a portion of the proceeds that they received from the acquisitions. The Company will not assume any of Corrpro’s or Bayou’s notes payable, long-term debt or the related current portions in the acquisitions, except for $626 of long-term debt assumed by the Company as part of the Bayou noncontrolling interest acquisitions.

The following reflects the pro forma adjustments to current maturities of long-term debt:

Bayou current maturities of long-term debt not assumed	$(4,064)
Corrpro current maturities of long-term debt not assumed	(10,010)
Current portion of new term loan	10,000
New line of credit borrowings	20,000

Pro forma adjustment to current maturities of long-term debt	$15,926

The following reflects the pro forma adjustments to notes payable:

Six-month note payable to sellers	$1,500
Bayou notes payable not assumed	(6,596)

Pro forma adjustment to notes payable	$(5,096)

The following reflects the pro forma adjustments to long-term debt, less current maturities:

New term loan, less current maturities	$40,000
Corrpro long-term debt, less current maturities not assumed	(12,204)
Bayou long-term debt, less current maturities not assumed	(14,843)

Pro forma adjustment to current maturities of long-term debt	$12,953

Corrpro deferred financing costs of $2,157 were not assumed in the acquisition and have been eliminated in the pro forma adjustments.

(h) Reflects the pro forma adjustment for deferred tax liabilities resulting from the fair value adjustments of tangible assets of $1,354 and intangible assets of $14,066 acquired in the Corrpro acquisition and the fair value adjustments of tangible assets of $2,633 and intangible assets of $5,464 acquired in the Bayou acquisition assuming a tax rate of 39% as well as the estimated fair value of $5,000 related to the holdback provision discussed in note (b) and the elimination of Corrpro warrants and preferred stock not assumed of $2,713 and $274, respectively, for a total adjustment of $25,530.

(i) Reflects the adjustment to the combined equity as a result of the transactions, including the issuance of 10,499,016 new shares of $0.01 par value common stock.

Common stock offering	$134,550
Issuance of Insituform shares to Bayou’s noncontrolling interest shareholders (192,308 at $13.00 per share)	2,500
Transaction costs—acquisitions	(3,731)
Transaction costs—common stock offering	(7,725)
Elimination of Corrpro historical equity (including preferred stock)	(29,075)
Elimination of Bayou historical equity	(34,027)

Total adjustment to equity	$62,492

In connection with the elimination of Bayou’s historical noncontrolling interests, a pro forma adjustment has been reflected on the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2008 of $1,283.

(j) Reflects the additional depreciation and amortization of Corrpro’s and Bayou’s tangible and intangible assets, arising from the estimated fair values and useful lives. The estimated depreciation and amortization as if the acquisitions had occurred on January 1, 2008 are as follows:

	Estimated Useful Life (in years)	Year Ended December 31, 2008
Property, plant and equipment	10.0	$2,142
Customer relationships	15.0	3,225
Trademarks and trade names	20.0	462
Non-compete agreements	3.0	260
Backlog	1.5	1,087
Leases	21.6	59

Total		$7,234

(k) Reflects the pro forma adjustments to other income (expense) as follows:

Year Ended December 31, 2008
Incremental interest expense related to new credit facility borrowings	$(4,200)
Elimination of Corrpro historical interest expense	6,327
Elimination of Bayou historical interest expense	1,452

Total	$3,579

The incremental interest expense is associated with Insituform’s borrowings of $50.0 million under the new term loan and $20.0 million under the new line of credit to finance the acquisitions as discussed in note (g). The calculation of the interest expense on the new debt was based on an interest rate of 6.0%. A change in the interest rate of 0.25% would impact interest expense by approximately $175 for the year ended December 31, 2008.

(l) Reflects additional pro forma income tax expense recognized on the pro forma adjustment amounts identified in notes (j) and (k) using an estimated tax rate of 39%.

Year Ended December 31, 2008
Income tax benefit related to the pro forma adjustments noted in (j) and (k)	$(1,425)
Impact on income taxes of converting Bayou to a C-corporation	3,225

Total	$1,799

(m) Reflects the pro forma adjustment related to a reduction in equity investment earnings as a result of recording Bayou’s equity investments to fair value as follows:

Year Ended December 31, 2008
Amortization of identified intangible assets acquired	$680
Assumed effective income tax rate	39%

Total adjustment of equity investments, net of tax	$415

(n) Reflects the pro forma combined per share amounts and weighted average shares resulting from the historical consolidated weighted average of Insituform shares as of December 31, 2008 adjusted for the number of Insituform shares issued in connection with the Offering (10,350,000 shares) and the acquisition of the Bayou noncontrolling interests (149,016).